Exhibit 10.2

QAD INC. 2016 STOCK INCENTIVE PROGRAM
STOCK RIGHTS AGREEMENT

This grant of stock rights (“Stock Payments”) is made by QAD Inc. (the “Company”) to _____________________ (the "Grantee") as of the Grant Date set forth below, pursuant to the QAD Inc. 2016 Stock Incentive Program (the “Program”) and this Stock Rights Agreement (the “Agreement”).  The Program Administrators administering the Program have selected Grantee to receive the following grant of Stock Payments on the date specified in Section 1 (the "Grant Date").

This Agreement entitles Grantee to receive the number of shares set forth below of Class A common stock of QAD Inc. (the “Class A Common Stock”) on the terms and conditions of the Program and as set forth below, which Grantee accepts and to which Grantee is bound by not rejecting the Stock Payments within thirty (30) days of the Grant Date.

1.    Stock Payments Granted:

Grant Date	_____________________
Number of Shares	_____________________

2.  Vesting Date.  The Stock Payments shall be vested on the Grant Date.  Such Class A Common Stock shall be delivered to Grantee as soon as reasonably practicable as provided in Section 6.

3.  Rights as a Stockholder.  Grantee, or a transferee of Grantee, shall have no rights as a stockholder of the Company with respect to any shares of Class A Common Stock underlying the Stock Payments until the date of issuance of such shares of Class A Common Stock pursuant to this Agreement.  No adjustment shall be made for ordinary or extraordinary dividends (whether in currency, securities or other property), distributions, or other rights (including, but not limited to, the right to vote) for which the record date is prior to the date such shares of Class A Common Stock are issued, except as provided in the Program.

4.  Payment of Par Value. Grantee must pay to the Company an amount equal to the aggregate par value of any newly issued shares of Class A Common Stock deliverable to Grantee in accordance with the provisions of this Agreement.

5.  Taxes.  Upon the grant of Stock Payments in accordance with the provisions of this Agreement, Grantee shall be responsible for all applicable federal, state, local and foreign taxes.

6.  Delivery of Shares of Class A Common Stock. As soon as reasonably practicable, but in no event later than the 15th day of the third month following the later of the Company’s or the Grantee’s tax year end of the year in which the grant occurs, the Company shall cause to be delivered to Grantee the number of shares of Class A Common Stock deliverable to Grantee in accordance with the provisions of this Agreement.

7.  Term.  This Agreement shall be null and void and of no force or effect if Grantee rejects the Stock Payments within thirty (30) days of the Grant Date.

8.  Advisements.  Grantee shall be subject to and bound by the terms of this Agreement and the Program.  In addition, Grantee is hereby advised that the following shall apply to the Stock Payments:

(a)            Grantee shall be provided a copy of the Program and shall be bound by all of the terms and provisions thereof.  If and to the extent that any provision contained in this Agreement is inconsistent with the Program, the Program shall govern.

(b)            As of the date of this Agreement, the Agreement and the Program set forth the entire understanding between Grantee and the Company regarding the acquisition of shares of Class A Common Stock underlying the Stock Payments and supersede all prior oral and written agreements pertaining to the Stock Payments.

(c)            The Company and its subsidiaries hold certain personal information about Grantee, including, but not limited to, Grantee's name, home address, telephone number, date of birth, social security number or equivalent foreign identification number, salary, nationality, job title and details of all Stock Payments or other entitlement to shares of QAD common stock awarded, canceled, exercised, vested, unvested or outstanding, including personal information that may constitute sensitive personal data within the meaning of applicable law ("Personal Data").  Personal Data includes, but is not limited to, the information provided above and any changes thereto and other appropriate personal and financial data about Grantee. The Company and its subsidiaries may process any Personal Data and may transfer any Personal Data outside the country in which Grantee is employed, including, but not limited to, the United States. The legal persons for whom Personal Data is intended include, but are not limited to, the Company, its subsidiaries and its agents.  Grantee is hereby informed that Grantee has the right to access and make corrections to Grantee's Personal Data by applying to the Chief People Officer of the Company or such person’s designees.

(d)            The Company reserves the right to amend or terminate the Program at any time, and the award of this Stock Payment under the Program at one time does not in any way obligate the Company or its subsidiaries to grant additional Stock Payments in any future year or in any given amount.  Grantee's participation in the Program is voluntary.  This Stock Payment and any future Stock Payments under the Program are wholly discretionary in nature, the value of which do not form part of any normal or expected compensation for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy and end of service payments, bonuses, long-service awards, pension and retirement benefits, and similar payments, other than to the extent required by local law.

(e)            The future value of the shares of Class A Common Stock acquired by Grantee under the Program is unknown and cannot be predicted with certainty and no claim or entitlement to compensation or damages arises from the forfeiture of the Stock Payments or termination of the Program or the diminution in value of any shares of Class A Common Stock acquired by Grantee under the Program.

9.  No Right to Continued Service.  Neither this Stock Payment nor any terms contained in this Agreement shall confer upon Grantee any express or implied right to be retained in the service of the Company or any of its subsidiaries for any period at all, nor restrict in any way the right of the Company or any such subsidiary, which right is hereby expressly reserved, to terminate Grantee's service at any time with or without cause.  Any right that Grantee may have to receive delivery of shares of Class A Common Stock under this Agreement is earned only by continuing as an employee or other service provider of the Company or any of its subsidiaries at the will of the Company or such subsidiary, and satisfaction of any other applicable terms and conditions contained in this Agreement and the Program, and not through the act of being hired, being granted this Stock Payment or acquiring shares of Class A Common Stock hereunder.

10.  Compliance with Laws, Regulations and Program Rules.  The award of this Stock Payment to Grantee and the obligation of the Company to deliver shares of Class A Common Stock hereunder shall be subject to (a) all applicable federal, state, local and foreign laws, rules and regulations, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Company shall, in its sole discretion, determine to be necessary or applicable.  Moreover, shares of Class A Common Stock shall not be delivered hereunder if such delivery would be contrary to applicable law or the rules of any stock exchange. Receipt of shares under this Stock Payment shall be conditioned on Grantee’s compliance with procedures established from time to time by the Program Administrators, including, but not limited to, submission of such forms and documents as the Program Administrators may require in their sole and absolute discretion. The number of shares of Class A Common Stock subject to the Stock Payment granted hereunder shall be adjusted as provided in the Program.

11.  Definitions.  All capitalized terms that are used in this Agreement that are not defined herein have the meanings defined in the Program. In the event of a conflict between the terms of the Program and the terms of this Agreement, the terms of the Program shall prevail.

12.  Notices. Any notice or other communication required or permitted hereunder shall, if to the Company, be in accordance with the Program, and, if to Grantee, be in writing and delivered in person or via email or by registered mail or certified mail or overnight courier, addressed to Grantee at Grantee's last known email address or physical address, as applicable, as set forth in the Company’s records.

13.  Severability.  If any of the provisions of this Agreement should be deemed unenforceable, the remaining provisions shall remain in full force and effect.

14.  Applicable Law. This Agreement and this Stock Payment shall be governed by and construed in accordance with the laws of the State of Delaware.

15.  Arbitration.  Any dispute arising out of or in connection with this Agreement and this Stock Payment shall be submitted to binding arbitration in Santa Barbara, California before a single arbitrator in accordance with Article 17 of the General Provisions of the Program and the rules referenced therein, all of which are incorporated herein by this reference.

16.  Nontransferability.  This Agreement and this Stock Payment may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated by either party hereto, other than by will or by the laws of descent and distribution.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date of acceptance.

QAD INC.

By:	/s/ Daniel Lender
Daniel Lender
Chief Financial Officer